Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ALVARIUM TIEDEMANN HOLDINGS, INC.

I, the undersigned, for the purposes of incorporating and organizing a Corporation under the General Corporation Law of the State of Delaware, do hereby execute this certificate of incorporation and do hereby certify as follows:

FIRST: The name of the Corporation is Alvarium Tiedemann Holdings, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,035,000,000 shares of capital stock, consisting of three classes as follows: (i) 875,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (ii) 150,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”); and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

A.    Common Stock. The powers (including voting powers), if any, preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of each class of the Common Stock are as follows:

(1)    Class A Common Stock.

(a)    Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class A Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this certificate of incorporation (including any certificate of designation relating to a series of Preferred Stock) (as amended or amended and restate from time to time, this “Certificate of Incorporation”) or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “Bylaws”), or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class A Common Stock) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(b)    No Cumulative Voting. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(c)    Amendments. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(d)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor.

(e)    Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation.

(f)    Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class A Common Stock shall be converted into the right to receive the same consideration per share.

(g)    No Preemptive Rights. No holder of shares of Class A Common Stock shall be entitled to preemptive rights.

(h)    Conversion. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.

(2)    Class B Common Stock.

(a)    Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class B Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class B Common Stock) shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitation and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast one (1) vote, in person, by proxy or by consent in lieu of a meeting for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(b)    No Cumulative Voting. The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(c)    Amendments. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(d)    No Dividends. Shares of Class B Common Stock shall be deemed to be a non-economic interest. The holders of Class B Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock.

(e)    Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class B Common Stock shall not be entitled to receive any assets or funds of the Corporation available for distribution to stockholders of the Corporation.

(f)    Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class B Common Stock shall be converted into the right to receive the same consideration per share; provided, however, that the shares of Class B Common Stock may be converted into the right to receive the same shares or securities per share.

(g)    No Preemptive Rights. No holder of shares of Class B Common Stock shall be entitled to preemptive rights.

(h)    Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class B Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class B Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition. Any share of Class B Common Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class B Common Stock.

(3)    Exchange and Cancellation of Shares of Class B Common Stock. To the extent that either (a) any holder of shares of Class B Common Stock exercises its right pursuant to the Second Amended and Restated Limited Liability Company Agreement of Alvarium Tiedemann Capital, LLC, effective as of January 3, 2023 (as amended or amended and restated from time to time, the “Umbrella LLC Agreement”), to have its Class B Common Units (as defined in the Umbrella LLC Agreement and hereinafter, the “Class B Common Units”) redeemed by Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella LLC”) in accordance with the Umbrella LLC Agreement, or (b) the Corporation exercises its option pursuant to the Umbrella LLC Agreement to effect a direct exchange with such holder in lieu of the redemption described in the foregoing subsection (a), then upon the surrender of the shares of (i) Class B Common Stock to be redeemed or exchanged and simultaneous with the payment of, at the Corporation’s election, cash or shares of Class A Common Stock to the holder of such shares of Class B Common Stock by Umbrella LLC (in the case of a redemption) or the Corporation (in the case of an exchange), the shares of Class B Common Stock so redeemed or exchanged shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration.

(4)    Transfer of Shares of Class B Common Stock.

(a)    Automatic Transfer. The transfer of one or more Class B Common Units in accordance with the Umbrella LLC Agreement shall result in the automatic transfer of an equal number of share(s) of Class B Common Stock to the same transferee. No holder of one or more shares of Class B Common Stock shall transfer such share(s) other than with an equal number of Class B Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Units into a greater or lesser number occurring after the first issuance of shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock). The transfer restrictions described in this Section A(4)(a) of this Article FOURTH are referred to as the “Restrictions”.

(b)    Transfers in Violation of the Restrictions. Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of shares of Class B Common Stock (the “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Corporation or its transfer agent.

(c)    Action of the Board of Directors. Upon a determination by the Board of Directors that a Person has attempted or is attempting to transfer or to acquire shares of Class B Common Stock, or has purportedly transferred or acquired shares of Class B Common Stock, in violation of the Restrictions, the Board of Directors may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including, to the fullest extent permitted by applicable law, to cause the Corporation’s transfer agent to refuse to record the Purported Owner’s transferor as the record owner of the shares of Class B Common Stock, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(d)    Automatic Cancellation of Shares of Class B Common Stock. Notwithstanding the Restrictions, (i) in the event that any outstanding shares of Class B Common Stock shall cease to be held by a registered holder of Class B Common Units, such shares of Class B Common Stock shall be automatically (and without action on the part of the Corporation or the holder thereof) cancelled for no consideration and (ii) in the event that any registered holder of shares of Class B Common Stock no longer holds an equal number of shares of Class B Common Stock and of Class B Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Units into a greater or lesser number occurring after the first issuance of shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock), the shares of Class B Common Stock registered in the name of such holder that exceed the number of Class B Common Units held by such holder shall be automatically (and without further action on the part of the Corporation or such holder) be cancelled for no consideration.

(e)    Regulations and Procedures. The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw provision or otherwise, regulations and procedures that are consistent with the provisions of this Section A(4) of this Article FOURTH and the Umbrella LLC Agreement for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section A(4) of this Article FOURTH. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee of shares of Class B Common Stock and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to a holder of shares of Class B Common Stock.

(f)    Implementation of Restrictions. The Board of Directors shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including, without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(g)    Certificates Evidencing Shares of Class B Common Stock. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ALVARIUM TIEDEMANN HOLDINGS, INC. AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

B.    Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the Preferred Stock as a class.

FIFTH: The Corporation shall at all times reserve and keep available a sufficient number of shares out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the outstanding Class B Common Units pursuant to the Umbrella LLC Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Class B Common Units pursuant to the Umbrella LLC Agreement by delivering cash in lieu of shares in accordance with the Umbrella LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued pursuant to the Umbrella LLC Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.

SIXTH: Subject to applicable law, including any vote of the stockholders required by applicable law, the Corporation:

(a)    shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Common Units (as defined in the Umbrella LLC Agreement and hereinafter, the “Class A Common Units”) owned directly or indirectly by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) shares of restricted stock of the Corporation issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares of the Corporation, (iii) non-economic voting shares of the Corporation, such as shares of Class B Common Stock, or (iv) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Class B Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of Umbrella LLC) (clauses (i), (ii), (iii) and (iv), collectively, the “Disregarded Shares (Class A)”);

(b)    shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class B Common Units outstanding under the Umbrella LLC Agreement and the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) treasury shares of the Corporation, (ii) economic voting shares of the Corporation, such as shares of Class A Common Stock, or (iii) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable for shares of Class A Common Stock (clauses (i), (ii) and (iii), collectively, the “Disregarded Shares (Class B)”);

(c)    shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Class A Common Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Class A Common Units owned directly or indirectly by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares (Class A);

(d)    shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Class B Common Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Class B Common Units outstanding under the Umbrella LLC Agreement and the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares (Class B); and

(e)    shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Class A Common Stock or Class B Common Stock (including shares issued in respect of Preferred Stock or other debt or equity securities that are convertible into or exercisable for shares of Class A Common Stock or Class B Common Stock) in a transaction not contemplated by the Umbrella LLC Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class A Common Units owned directly or indirectly by the Corporation shall equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares (Class A), and such that after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class B Common Units outstanding under the Umbrella LLC Agreement shall equal on a one-for-one basis the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares (Class B).

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a)    Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)    Number of Directors. Subject to the terms of any one or more outstanding series of Preferred Stock, the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws.

(c)    Election and Term. The initial directors shall serve until the first annual meeting of stockholders following the effective time of the domestication and incorporation of the Corporation in the State of Delaware (the “Domestication Effective Time”). Commencing with the first annual meeting of the stockholders following the Domestication Effective Time, directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. Notwithstanding the foregoing, directors shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal.

(d)    Removal of Directors. Except for those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to any applicable provisions of this Certificate of Incorporation (collectively, the “Preferred Directors” and each, a “Preferred Director”), any director or the entire Board of Directors may be removed at any time only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors, voting together as a single class.

(e)    Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, at any time newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by applicable law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

(f)    No Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

(g)    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws. In addition to any affirmative vote required by this Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive, at any time the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class. Notwithstanding the foregoing, stockholder approval of the Bylaws shall not be required unless mandated by this Certificate of Incorporation, the Bylaws, or other applicable law.

(h)    Special Meetings of Stockholders. Except as otherwise required by the DGCL and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders for any purpose or purposes may be called at any time, but only by the Board of Directors acting pursuant to a resolution approved by the majority of the directors then in office. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons.    Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

EIGHTH: Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation, shall be required to amend or repeal any provision of this Article EIGHTH.

NINTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

TENTH: (a)    The Corporation shall, to the fullest extent permitted by applicable law, indemnify and hold harmless its directors and officers, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification or the advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person in his or her capacity as such unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The Corporation shall, to the fullest extent permitted by applicable law, pay the expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer of the Corporation to repay all amounts advanced if it should be ultimately determined that her or she is not entitled to be indemnified under this Article TENTH or otherwise.

(b)    The rights to indemnification and to the advancement of expenses conferred by this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(c)    Any amendment, modification, repeal or elimination of this Article TENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal, modification or elimination with respect to any acts or omissions occurring prior to such amendment, modification, repeal or elimination.

(d)    Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend or repeal any provision of this Article TENTH.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware); provided, however, that this Article ELEVENTH does not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH: The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article TWELFTH. In addition to any affirmative vote required by applicable law or this Certificate of Incorporation, such amendment or repeal shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

THIRTEENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate of Incorporation this 30th day of December, 2022.

ALVARIUM TIEDEMANN HOLDINGS, INC.

By:	/s/ Peter Yu
Peter Yu
Incorporator